CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2016 RESULTS

Norton, Massachusetts, November 2, 2016. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $3.3 million and a net loss of $139 thousand for the quarter ended October 1, 2016. This compares with revenues of $5.4 million and net income of $8 thousand for the quarter ended September 26, 2015.

Revenues for the nine months ended October 1, 2016 were $12.5 million compared with revenues of $16.3 million for the corresponding period a year ago, a decline of 24%. The net loss for the nine-month period in 2016 totaled $200 thousand compared with net income of $196 thousand for the first nine months of 2015.

Commenting on the results, Grant Bennett, President and CEO, said, “In the quarter just ended revenues continued to be below our annual plan and below last year but are in line with our revised outlook. The revenue decline is the result of softness in the marketplace which we view as temporary. Over the past several weeks we have met with our major customers to better understand near-term demand, focusing on 2017. The bottom line is that weakness in demand for current products is likely to persist for a few more quarters; that being said, several new products are advancing through the pipeline, many with significant long-term growth potential.” Mr. Bennett continued, “There are other positive signs as we look forward to 2017 and beyond. Most of sales representatives we signed up in 2015 have generated customers who placed orders this quarter---a very good sign for the future since our typical sales cycle is 2 to 3 years; We continue to meet with large potential customers in China, which together with Japan, offers enormous potential for growth. This is especially true since today we have little or no volume in either country. We have seen increased activity in our armor business and expect to book revenues from 8 to 10 different customers by year-end, several of which could lead to production orders down the road. Finally, and perhaps our most important recent development, we will soon announce the hiring of a Senior Vice-President of Sales and Marketing. We cast a wide net to find the right individual to focus our sales and marketing strategy on those global opportunities where our unique technology offers the greatest long-term benefits.

The Company will be hosting its second quarter conference call with investors at 4:30 PM today. Those interested in participating in the conference call should dial:

Call in Number: 855-863-0441

Conference ID: 7773110

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2016 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	-- Quarter Ended --		-- Nine Months Ended --
	Oct. 1,	Sept. 26,	Oct. 1,	Sept. 26,
	2016	2015	2016	2015

Total Revenues	$3,326,930	$5,423,107	$12,477,543	$16,349,262
Cost of Sales	2,941,098	4,448,991	10,399,236	12,940,745
Gross Margin	385,832	974,116	2,078,307	3,408,517
Operating Expenses	763,260	960,321	2,563,906	3,085,454
Operating income (loss)	(377,428)	13,795	(485,599)	323,063
Interest income	1,742	1,454	6,980	2,305
Other income	40,000	—	41,225	—
Net income (loss) before income taxes	(335,686)	15,249	(437,395)	325,368
Income tax (benefit) expense	(196,900)	7,000	(237,000)	129,500
Net income (loss)	(138,786)	8,249	(200,395)	195,868
Net income (loss) per diluted share	($0.01)	$0.00	($0.02)	$0.01
Wtd ave. shares outstanding, diluted	13,203,436	13,611,956	13,200,584	13,656,888

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)

	Oct. 1,	Dec. 26,
	2016	2015
Assets

Current assets:
Cash and cash equivalents	$3,458,475	$3,412,649
Accounts receivable, net	2,456,181	3,572,479
Inventories, net	2,141,921	2,632,444
Prepaid expenses and other current assets	116,261	104,761
Deferred taxes, current	707,188	467,374
Total current assets	8,880,026	10,189,707

Property and equipment, net	1,828,082	1,688,553
Deferred taxes, non-current	1,683,375	1,683,375
Total assets	$12,391,483	$13,561,635

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$817,568	$1,622,564
Accrued expenses	608,948	931,916
Total current liabilities	1,426,516	2,554,480

Stockholders' equity	10,964,967	11,007,155
Total liabilities and stockholders' equity	$12,391,483	$13,561,635